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Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation/Formation	Other names d/b/a
Crystal River Capital TRS Holdings, Inc.	Delaware
Crystal River CDO 2005-1, Ltd.	Cayman Islands
Crystal River CDO 2005-1 LLC	Delaware
CRC SPV 1, LLC	Delaware
CRC SPV 2, LLC	Delaware
CRC SPV 3, LLC	Delaware
Crystal River Resecuritization 2006-1 Ltd.	Cayman Islands
Crystal River Resecuritization 2006-1 LLC	Delaware
CRZ ABCP Financing LLC	Delaware
CRZ Phoenix I LLC	Delaware
CRZ Houston I GP LLC	Delaware
CRZ Houston I LP	Delaware
CRZ Arlington I GP LLC	Delaware
CRZ Arlington I LP	Delaware

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  Exhibit 21.1
SUBSIDIARIES